Exhibit 10.10

ROKA BIOSCIENCE, INC.

EMPLOYEE CONFIDENTIALITY, INVENTIONS,

NON-INTERFERENCE, NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Agreement is entered into as of                              by and between Roka Bioscience, Inc., a Delaware corporation (the “Company”), and the person identified on the signature page to this Agreement (the “Employee”).

In consideration of, and as part of the terms of, the employment or continued employment of the Employee by the Company, the compensation paid and to be paid by the Company to the Employee, the entrusting to the Employee of certain of the Company’s trade secrets and proprietary information, and the mutual covenants and promises set forth herein, the Employee and the Company agree as follows:

1. Confidentiality.

(a) The Employee recognizes and acknowledges that the Company’s Confidential Information (as hereinafter defined) is a valuable, special and unique asset of the Company’s business, access to and knowledge of which are essential to the performance of the Employee’s duties as an employee of the Company. The Employee further acknowledges that it is vital to the Company’s legitimate business interests that the confidentiality of such Confidential Information be preserved, and that use or reliance on such Confidential Information by or on behalf of any other business or commercial activity in competition with the Company could result in irreparable harm to the Company. The Employee further acknowledges that the Confidential Information is and shall remain the exclusive property of the Company and nothing in this Agreement shall be construed as a grant to the Employee of any rights, title or interest in, to or under the Confidential Information. Without limitation of the Company’s rights and remedies under this Agreement and at law or in equity arising out of the Employee’s unauthorized use or disclosure of the Company’s Confidential Information during or after his/her employment, the Employee understands that his/her unauthorized use or disclosure of Company Confidential Information during his/her employment will lead to disciplinary action, up to and including immediate termination of employment.

(b) The Employee shall not, during Employee’s employment by the Company or at any time following the termination of Employee’s employment by the Company (regardless of whether termination was initiated by the Company or the Employee and for any reason or no reason), in whole or in part: (i) disclose such Company Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever; or (ii) make use of any such Confidential Information for the Employee’s own purposes, for the benefit of any person, firm, corporation or other entity (except the Company), or in any manner adverse to the interests of the Company under any circumstances; provided that the restrictions in this Section 1(b) shall not apply to such Company Confidential Information which the Employee can establish by clear and convincing written proof:

(i)	at the time of disclosure by the Employee, was generally known or available to persons engaged in the trade of the Company through no act or omission of the Employee;

(ii)	was known to the Employee prior to its disclosure to the Employee by the Company, its officers or directors, its other employees, its suppliers or customers, its agents or consultants during the Employee’s employment by the Company;

(iii)	is disclosed to the Employee at any time other than in the course of the Employee’s performance of his/her duties as an employee of the Company, by any third party not bound at the time of the disclosure, directly or indirectly, by any confidentiality agreement with the Company; or

(iv)	is disclosed by the Employee in response to a request or order of any court or governmental agency; provided that the Employee shall have promptly notified the Company prior to any disclosure under this clause (iv) and provided reasonable cooperation in the Company’s efforts, if any, to contest or limit the scope of such disclosure and provided further that if such disclosure under this clause (iv) is the subject of any protective or similar order, such information will still be considered Confidential Information except for the limited purpose of disclosure to such court.

(c) The Employee will safeguard the Confidential Information by all reasonable steps and abide by all policies and procedures of the Company in place from time to time regarding storage, copying, destroying, publication or posting, or handling of such Confidential Information, in whatever medium or format that Confidential Information takes.

(d) All originals, copies, digests and summaries of all written or otherwise recorded documents, writings, materials, software or other media, or items or information of any kind, concerning any matters affecting or relating, directly or indirectly, to the Company’s business, products or services, whether or not they contain or embody Company Confidential Information or any Inventions (as hereinafter defined), are and shall continue to be the exclusive property of the Company. Immediately upon any termination of the Employee’s employment or at any time upon the request of the Company, the Employee shall deliver to the Company (and not retain any copies or reproductions) all of such documents, writings, materials, software or other media, or items and information, together with all other property belonging to the Company, then in the Employee’s actual or potential possession, custody or control. If the material is such that it cannot reasonably be delivered, the Employee shall provide reasonable evidence that such materials have been destroyed, including but not limited to, the purging and/or erasing of any and all computer records and/or data files.

(e) The term “Company Confidential Information” means any and all Inventions and all information which is acquired by the Employee from the Company, its officers or directors, its other employees, its suppliers or customers, its agents or consultants during the Employee’s employment by the Company, and which relates to the present or potential businesses, products or services of the Company, or to the Company’s technical data, trade secrets, know-how or Inventions and all tangible materials which embody such information (e.g., compounds, genes, proteins, cell lines, formulations, samples, devices, or other compositions of matter), as well as any structural information and/or any methods of synthesis relating to such tangible materials; provided, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of Employee or of others.

(f) The Employee acknowledges that the Company may have received and in the future may receive confidential or proprietary information from third parties associated with the Company, including the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Third Party Confidential Information”). The Employee covenants and agrees that s/he shall at all times during his/her employment with the Company and thereafter, (i) hold such Third Party Confidential Information in the strictest confidence, (ii) not use or disclose to any person, firm or corporation any such Third Party Confidential Information, except as necessary in carrying out his/her work for the Company consistent with the Company’s agreement with the applicable third party, and (iii) safeguard such Third Party Confidential Information by all reasonable steps and abide by all policies and procedures of the Company and such third parties in effect from time to time regarding storage, copying, destroying, publication or posting, or handling of such Third Party Confidential Information, in whatever medium or format that Third Party Confidential Information takes. Without limitation of the Company’s rights and remedies under this Agreement and at law or in equity arising out of the Employee’s unauthorized use or disclosure of Third Party Confidential Information during or after his/her employment, the Employee understands that his/her unauthorized use or disclosure of any Third Party Confidential Information during his/her employment will lead to disciplinary action, up to and including immediate termination of employment.

(g) The Employee covenants and agrees that he/she will execute and abide by any and all other confidentiality agreements that the Company reasonably requests the Employee to sign or abide by, whether those agreements are for the benefit of the Company or any third parties associated with the Company (including, without limitation, the Company’s customers, suppliers, licensors, licensees, partners, or collaborators).

(h) The Employee represents and warrants that he/she does not have any non-disclosure, non-compete, non-solicitation or other obligation to any previous or concurrent employer or any other person or entity that would prohibit, limit, conflict or interfere with the Employee’s obligations under this Agreement or the performance of his/her duties for the Company. The Employee covenants that during his/her employment with the Company, the Employee will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. The Employee furthers covenants that s/he will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both Company and such employer, person or entity.

2. Intellectual Property and Inventions.

(a) The Employee hereby assigns and agrees to assign to the Company, or its’ designee, the entire right, title and interest of the Employee in and to all inventions, ideas, discoveries, improvements, Confidential Information, know-how, innovations, writings, works and other developments or improvements (whether or not protectable under patent, copyright, trade secret or similar laws) made, discovered, invented, authored, created, developed, originated or conceived by the Employee, solely or jointly, during the course of the Employee’s employment by the Company, which: (i) arise out of research or any other activities conducted by, for or under the direction of the Company, (whether or not such activities are conducted at the Company’s facilities, during working hours or using Company assets or Company Confidential Information) except as provided in Section 2(d), or (ii) relate directly or indirectly to methods, programs, computer software, apparatus, designs, plans, models, specifications, formulations, techniques, products, processes or devices, sold, leased, used or under consideration or development by the Company (together with all intellectual property rights, worldwide, with respect to any of the foregoing, hereinafter collectively “Inventions”). The Employee acknowledges that all copyrightable materials developed or produced by the Employee within the scope of the Employee’s employment by the Company constitute works made for hire, as that term is used in the U.S. Copyright Act. To the extent that any Invention is found not to be a “work made for hire” as a matter of law, the Employee hereby irrevocably assigns to the Company all of his/her right, title and interest in and to that Invention. Upon the Company’s request, at any time during or after the Employee’s employment by the Company, the Employee shall sign all written documents of assignment that the Company believes are necessary to formally evidence the Employee’s irrevocable assignment to the Company of any such Invention. The Employee understands and agrees that the decision whether or not to commercialize or market any Invention is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to the Employee as a result of the Company’s efforts to commercialize or market any such Inventions. The Employee warrants and represents that the Inventions will not knowingly infringe any intellectual property rights of any third party.

(b) The Employee shall keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by Employee (solely or jointly with others) during the course of his/her employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are Company Confidential Information and will be available to and remain the sole property of the Company at all times.

(c) The Employee shall communicate promptly and disclose to the Company (and to no other person or entity), in such form as the Company may reasonably request, all information, details and data pertaining to any such Inventions, and the Employee shall assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. Employee further agrees that his/her obligation to execute or cause to be executed, when it is in his/her power to do so, any such instrument or papers shall continue after the termination of his/her employment with the Company. If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by Employee.

(d) It is understood and agreed by Company and Employee that the provisions of this Section 2 requiring assignment of Inventions to the Company may not apply to any Invention that qualified fully under Section 2870 of the California Labor Code, a copy of which is attached as Attachment 1. The Employee shall, however, comply with the provisions of Section 2(b) and disclose any Inventions that Employee believes meet the criteria of Section 2870 (indicating whether Employee believes that such Inventions are covered by Section 2870). The Company shall hold any disclosure made pursuant to this Section 3(d) in confidence in accordance with the provisions of this Agreement. Employee has provided on Attachment 2 a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by Employee prior to his/her employment with the Company to which s/he have any right, title or interest, which are subject to California Labor Code Section 2870 and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, Employee represents and warrants that there are no such Prior Inventions. The items on such list, and only those items, shall be excluded from the restrictions set forth in this Agreement. Employee represents and warrants that the inclusion of any Prior Inventions from Attachment 2 will not materially affect Employee’s ability to perform all obligations under this Agreement. If, in the course of Employee’s employment with the Company, Employee incorporates into or uses in connection with any Invention any Prior Invention, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such Invention related thereto.

3. Non-Interference; Non-Solicitation; Non-Competition.

(a) During the Employee’s employment by the Company, the Employee will comply with all policies and rules that may from time to time be established by the Company, and will not engage directly or indirectly in any business or enterprise which in any way is competitive or conflicting with the interests or business of the Company.

(b) If the Employee’s employment with the Company is terminated for any reason whatsoever, regardless of whether such termination was initiated by the Company or the Employee and regardless of the reason or absence of reason, then continuing for a period of one (1) year after such termination (such period not to include any period(s) of violation of this Section 3(b) or period(s) of time required for litigation to enforce its provisions), the Employee shall not, directly or indirectly: (i) interfere with (or assist any third party in interfering with) any of the contractual relations between the Company and any of its employees, consultants, independent contractors or agents; (ii) solicit or induce (or assist any third party in soliciting or inducing) any individual or entity that is (at the time of the solicitation or inducement) an employee, consultant, independent contractor, consultant or agent of the Company to leave the employment of the Company or cease performing services as an independent contractor, consultant or agent of the Company; or (iii) employ, hire, retain or engage (or assist any third party in employing, hiring, retaining or engaging) any individual or entity that is or was (at any time within the twelve (12) month period ended on the date of termination of the Employee’s employment) an employee, independent contractor, consultant or agent of the Company.

(c) If the Employee’s employment with the Company is terminated for any reason whatsoever, regardless of whether such termination was initiated by the Company or the Employee and regardless of the reason or absence of reason, then continuing for a period of one (1) year after such termination (such period not to include any period(s) of violation of this Section 3(c) or period(s) of time required for litigation to enforce its provisions), the Employee shall not, directly or indirectly contact, communicate, solicit, or transact any business with (or assist any third party in contacting, communicating, soliciting, or transacting any business with) any individual or entity that is or was (at any time within the 12 months prior to the contact, communication, solicitation, or transaction) a customer, supplier, distributor, licensor, licensee, partner, or collaborator of the Company (or individual or entity who or which, at any time within the 12 months prior to the contact, communication, solicitation, or transaction, the Company contacted, communicated with or solicited for the purposes of becoming a customer, supplier, distributor, licensor, licensee, partner, or collaborator of the Company and the Employee was in any way involved or otherwise had knowledge of or reasonably should had have had knowledge of such contact, communication, or solicitation) for the purposes of inducing such customer, supplier, distributor licensor, licensee, partner or collaborator to (i) be connected to or benefit from any business competitive with that of the Company, or (ii) terminate or limit its or their business relationship with the Company.

(d) If the Employee’s employment with the Company is terminated for any reason whatsoever, regardless of whether such termination was initiated by the Company or the Employee and regardless of the reason or absence of reason, then continuing for a period of one (1) year after such termination (such period not to include any period(s) of violation of this Section 3(d) or period(s) of time required for litigation to enforce its provisions), the Employee shall not, anywhere in the United States or any other country or territory in which the Company conducts business, directly or indirectly, whether alone or as an employee, employer, consultant, independent contractor, agent, principal, partner, joint venture, stockholder, member, officer, director or otherwise of any individual, entity or other business enterprise, or in any other individual or representative capacity, (i) engage in, assist in, participate in, or otherwise be connected to or benefit from any Competitive Business (as defined below), or (ii) take any steps or actions to facilitate or prepare to engage in, assist in, participate in, or otherwise be connected to or benefit from any Competitive Business. As used in this Section 3(d), “Competitive Business” shall mean any individual, entity or business enterprise that (i) is engaged in or provides or is seeking to engage in the development and commercialization of molecular assays for biopharmaceutical production, water and food safety testing and other industrial applications; or (ii) is engaged in or provides or is seeking to engage in or provide any product, service or other business which is of the same nature as a product, service or other business of the Company or a product, service or other business which the Company was developing during the period of the Employee’s employment and of which the Employee had knowledge or reasonably should have had knowledge. Without limitation of the foregoing, the Employee expressly agree that, during the one (1) year period following the termination of his/her employment with the Company, the Employee will not, directly or indirectly, become employed or engaged by, transact business with, or otherwise be connected to or benefit from any of the following businesses: (a) Dupont Qualicon; Roche Molecular; Biomerieux; Life Technologies Corporation; Neogen Corporation; or Pall Corporation, as well as each of their respective successors and assigns; and (b) any affiliate of any the foregoing businesses that are engaged in a Competitive Business.

(e) If at any time any of the provisions of this Section 3 shall be deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and the Employee agree that the provisions of this Section 3, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

4. Conflicts; Company Policies. (a) The Employee shall not during the course of his/her employment with the Company, engage in or undertake any other employment, occupation, consulting relationship or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will the Employee engage in any other activities that conflict with his/her obligations to the Company.

(b) The Employee represents that s/he has no other agreements, relationships or commitments to any other person or entity that conflict with Employee’s obligations to the Company under this Agreement or conflict with or limit his/her ability to become employed and perform the services for which Employee is being hired by the Company. Employee further covenants that if s/he has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, s/he will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Employee represents and warrants that after undertaking a careful search (including searches of his/her computers, cell phones, electronic devices and documents), s/he has returned all property and confidential information belonging to all prior employers.

(c) Employee will diligently adhere to all policies of the Company including the written insider’s trading policies and conflict of interest policies adopted by the Company from time to time during Employee’s employment.

(d) Employee acknowledges that s/he has no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to Employee, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. Employee understands that s/he is not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems and that s/he shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or web sites. Employee understands that it is his/her responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone and technology systems to which Employee will have access in connection with his/her employment.

(e) Upon separation from employment with the Company or on demand by the Company during his/her employment, Employee will promptly deliver to the Company, and will not retain, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Employee pursuant to his/her employment with the Company, or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 2(b). Employee also consents to an exit interview to confirm his/her compliance with this Section 4 and consents to notification by the Company to his/her new employer about Employee’s obligations under this Agreement.

5. Enforcement; Arbitration.

(a) Employee acknowledges that the restrictions on the activities in which he/she may engage that are set forth in this Agreement and the location and period of time for which such restrictions apply are reasonable and necessary to protect the legitimate business interests of the Company and shall survive the termination of the Employee’s employment. The Employee further acknowledges that the restrictions contained in this Agreement will not prevent the Employee from earning a livelihood during the applicable period of restriction.

(b) It is the intention of the parties to this Agreement that the covenants and restrictions in this Agreement be given the broadest interpretation permitted by law. In the event that any court of competent jurisdiction or arbitrator shall determine that one or more of the provisions contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited and restricted to the extent that the court or arbitrator shall deem such provision to be enforceable

(c) The Employee acknowledges and agrees that the Company will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by the Company of its benefits or rights under this Agreement as the result of a breach, default or violation by the Employee of the Employee’s obligations under Sections 1, 2, 3 or 4 of this Agreement. Accordingly, the Company shall be entitled, in addition to all other remedies which may be available to it (including monetary damages), to injunctive and other available equitable relief, without bond, in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by the Employee of any provision contained in Sections 1, 2, 3 or 4 of this Agreement or to enforce any such provision.

(d) Each of the Company and the Employee hereby acknowledge that any and all controversies, claims, or disputes arising out of, relating to, or resulting from this Agreement, shall be subject to binding arbitration in accordance with the provisions of the offer letter between the Company and the Employee; provided that neither party shall be prohibited from seeking injunctive or other equitable relief in a court of competent jurisdiction.

6. Governing Law. Any and all actions or controversies arising out of this Agreement, including, without limitation, tort claims, shall be governed by and construed and enforced in accordance with the internal laws of New Jersey (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction).

7. Notices. All notices, requests, instructions or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed to the Company at the address set forth above and to the Employee at the address set forth in the Company’s records or at such other address as such party may have supplied for the purpose pursuant to this Section 7.

8. Captions. The captions of sections or subsections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

9. Severability. In the event that any provision of this Agreement shall, in whole or in part, be determined to be invalid, unenforceable or void for any reason, such determination shall affect only the portion of such provision determined to be invalid and unenforceable or void and shall not affect in any way the remainder of such provision or any other provision of this Agreement.

10. Binding Effect: Benefits: Assignment. This Agreement shall be binding upon the parties hereto and their heirs, executors, administrators and other legal representatives and shall inure to the benefit of the parties hereto and the Company’s successors, and assigns. This Agreement may be assigned, without consent of the Employee, by the Company to any corporation or other entity which succeeds to the business of the Company or which has purchased substantially all the stock or assets of the Company. The Employee may not assign the Employee’s rights or delegate the Employee’s obligations under this Agreement and any such attempted assignment or delegation shall be void and of no effect. Nothing in this Agreement is intended to or shall confer any rights or remedies on any third party other than the parties hereto and the Company’s successors and assigns.

11. Entire Agreement; Amendment; Waiver.

(a) This Agreement (including the Attachments) and the offer letter set forth the sole and entire agreement and understanding between the Company and the Employee with respect to the specific matters contemplated and addressed hereby. No prior agreement or understanding, whether written or oral, shall be construed to change or affect the operation of this Agreement in accordance with its terms, and any provision of any such prior agreement which conflicts with or contradicts any provision of this Agreement is hereby revoked and superseded. Any change or changes in Employee’s duties or compensation will not affect the validity or scope of this Agreement.

(b) This Agreement may be amended only by a written instrument executed both by the Employee and by an authorized executive officer (other than the Employee if the Employee is an executive officer) of the Company on behalf of the Company.

(c) No consent to or waiver of any breach, default or violation in the performance of any obligation of the Employee hereunder, and no failure by the Company to complain of any such breach, default or violation, shall be effective unless it is in writing and executed by an executive officer of the Company (other than the Employee if the Employee is an executive officer) on behalf of the Company. No such consent, waiver or failure to complain shall be deemed to be a consent to or waiver of any other breach, default or violation of either the same or any other obligation of the Employee hereunder, whether occurring prior to or after such consent, waiver or failure to complain.

12. At-Will Employment. The Employee acknowledges that his/her employment with the Company is “at-will.” The Employee understands that nothing contained in this Agreement shall give the employee the right to continue in the employ of the Company.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date written above as a sealed instrument.

COMPANY:

ROKA BIOSCIENCE, INC.

By:
Laurie A. Marsh
Director, Human Resources

EMPLOYEE:

Print Name	Signature

Attachment 1

California Labor Code Section 2870

Employment Agreements; Assignment of Rights

“2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Attachment 2

Disclosure of Prior Inventions

NAME:

DATE:

I hereby certify to Roka Bioscience Inc. (the “Company”) that, prior to the commencement of my employment with, or engagement to provide services for, the Company (choose the applicable statement below and sign, where indicated):

         I have no Prior Inventions*

Signature of Employee:

         I have Prior Inventions*, which are listed below

Signature of Employee:

*”Prior Inventions” has the meaning set forth in the Agreement to which this Attachment 2 is annexed.

The following is a complete list of all Prior Inventions (Attach additional sheets as necessary).

	Prior Invention	Identification Number	Brief Description

1.

2.

3.